Exhibit 10.10

MANDATE WITHOUT REPRESENTATION

BETWEEN:

Casino International, a simplified joint stock company established under French law, with capital of 38,113 euros, whose registered office is located at 24, rue de la Montat, 42000 Saint-Etienne, France, with a branch office located at Le Grand Saconnex, Route de l’Aéroport 29, CP415, CH-1215 Geneva 15, Switzerland, (“Casino International” or “Proxy” or “Party”) represented by Mr Lylian Vignau, duly authorised for the purposes hereof,

AND:

CDISCOUNT, a company established under French law, with capital of €4,281,603.20, whose registered office is located at 4/6, cours de l’Intendance 33000 Bordeaux, France (“Principal” or “Party”, or together with the Proxy, the “Parties”), represented by Mr Emmanuel Grenier, duly authorised, acting on his own behalf and on behalf of the Active Partnerships (sociétés à participation active) or Passive Partnerships (societies à participation passive) or Affiliates, the list of which, current as of the today’s date, is included in Appendix O,

WHEREAS:

International Retail and Trade Services (referred to as “IRTS”), a subsidiary of the Casino Group, is a structure for providing international services which may be offered to suppliers abroad.

Through its branch office in Geneva, Casino International, subsidiary of the Casino Group, offers its assistance and its expertise in negotiating international trade services with international suppliers and SMEs on behalf of the companies of the Casino Group.

This mandate entrusts Casino International with the task of negotiating, setting up and organising with international suppliers and SMEs, on behalf of the Principal, the provision of services pertaining to international trade (the “Basic Mandate”) as from 1st January 2008.

IN VIEW OF THE FOREGOING, THE PARTIES HAVE AGREED AS FOLLOWS:

1 — Definitions

“Affiliate(s)” means any distributor in which the Casino Group or the Principal does not have any interests, which is linked to the Casino Group or to the Principal by a cooperation agreement, whether or not it uses one of the Casino Group’s trade names.

“International Suppliers” mean the International Suppliers that are in negotiations with the Casino Group for the sale of their products in some or all stores and under some or all of the trade names belonging to the Casino Group or in partnership with the Casino Group.

“Casino Group” means the group which owns: 1) all the companies in which the holding company Casino Guichard-Perrachon SA has a direct or an indirect majority holding, where majority holding means directly or indirectly owning more than 50% of the share capital of the companies, or 2) all the so-called “Active Partnership” companies in which the holding company Casino Guichard-Perrachon SA directly or indirectly holds an interest representing at least 20% of the share capital or voting rights, accounted for through the use of the equity method on the Casino Group’s financial statements and accompanied by a shareholders’ agreement and a right of first refusal or purchase option, enabling, in both of these cases, Casino Guichard-Perrachon SA, which holds an interest, to eventually obtain control of said company.

“Mandate” means this mandate entered into between Casino International as proxy and Cdiscount as principal.

A “Passive Partnership” company means any company that is not controlled by the Casino Group in which the Casino Group holds an interest, but which does not meet the criteria to be considered an Active Partnership company.

“Period” or “New Period” means the period or successive period(s) during which the Mandate is in force, in accordance with article 5.

“SME” means any company that is in negotiations with the Casino Group, for the sale of its products in all or some of the stores and under all or some of the trade names belonging to the Casino Group or in partnership with the Casino Group and meeting the following three cumulative criteria: (i) annual pre-tax turnover of less than fifty million euros (50,000,000 euros), (ii) amount of the total balance sheet less than forty million euros (40,000,000 euros), and (iii) having less than two hundred and fifty (250) employees.

“Remuneration” means the remuneration payable to Casino International by the Principal, in accordance with article 3.1.

“Services” means the services rendered by Casino International on behalf of the Principal and described in Appendix 1 of this Mandate.

“Territory” means the territory on which the Principal and the entities mentioned in Appendix () run the large retail stores.

“Payment” means the repayment by Casino International to the Principal of the amounts of compensation collected by Casino International on behalf of the Principal for providing the services rendered by the Principal for the International Suppliers and SMEs and as laid out in article 3.2.

2. Objective of the Exclusive Mandate

The purpose of this Mandate concerns the exclusive provision of the Services by the Proxy, for the benefit of the Principal, in return for payment of the Remuneration as defined in article 3.1.

3. Remuneration of the Proxy and Payment to the Principal

3.1. Remuneration of the Proxy

In return for the Services provided by Casino International under this Mandate, the Principal shall pay Casino International, in “n + 1”, for each calendar year “n”, a portion of all of the fees indicated in Casino International’s annual corporate accounts for the year “n” (the “Remuneration”). The percentage applicable as of the entry into force of this mandate is indicated in Appendix 2.

The Remuneration of the Proxy by the Principal shall be paid no later than 30 June of said calendar year “n + 1”. It shall be paid by direct deduction from the amounts transferred to the Principal in accordance with article 3.2, unless these amounts are less than the amount of the Remuneration.

Casino International’s annual corporate accounts shall be deemed to form a basis of calculation accepted by the Parties for calculating the Remuneration.

3.2. Payment to the Principal

The Proxy undertakes to repay to the Principal, in the conditions and according to the terms set out below, all of the amounts received by it on behalf of the Principal (the “Payment”). These amounts are remunerations paid by the International Suppliers and/or SMEs for the services provided by the Principal under the agreements entered into between IRTS (or, as the case may be, Casino International) and the International Suppliers and SMEs.

For a calendar year “n”, the Payment shall come to the amounts collected by Casino International on behalf of the Principal as at 30 May of the calendar year “n + 1” from IRTS for the calendar year “n”, and shall be made by no later than 30 June of said year “n + 1”.

In the event that Casino International should receive sums on behalf of the Principal for the calendar year “n” after 30 May of the calendar year “n + 1”, these additional sums shall be paid in full to the Principal, in one lump sum, on 31 December of the year “n + 1”, then at the end of each quarter of the following periods.

3.3 Direct Payments

In the event that a Supplier or an SME which has entered into an agreement with IRTS (or with Casino International) wishes to have the Principal directly invoice and collect payment for the services performed on its behalf, the Principal may, with the express consent of both Casino International and IRTS and according to the terms and conditions agreed in the contract entered into between IRTS and the Supplier or the SME concerned, invoice the entity appointed by the Supplier or the SME concerned and receive the corresponding payments directly.

However, it is specified that the preparation, sending and monitoring of the collection of these invoices shall be organised by IRTS.

3.4 General

(a) All the payments due by the Principal to the Proxy under the terms of this article 3.1 shall be made in euros, by bank transfer, subject to VAT where applicable, at the Principal’s expense, to the bank account indicated in writing by the Proxy.

(b) The receipt or acceptance by the Proxy of part of the Remuneration shall not be deemed to be a waiver of its rights to receive the remainder of the sums due.

(c) The Principal shall notify the Proxy of any objections or disagreements concerning the statements and/or invoices issued by the Proxy for determining and paying the Remuneration within a period of thirty (30) days as from their receipt by the Principal. This notification shall however not release the Principal from its obligation to pay the Remuneration at the time it is due in accordance with this Mandate.

(d) The Proxy undertakes to provide the Principal, as soon as possible, all the data necessary and required in order that the Principal may file all declarations and make all the payments, particularly tax-related, in accordance with the laws in force in the Territory.

4. Undertakings

4.1 Undertakings by the Principal

(a) The Principal undertakes to reserve the exclusivity of this Mandate to the Proxy for the provision of Service and shall itself refrain from providing similar services or entrusting them to any third party throughout the term of this Mandate, whether it is on its Territory or outside of its Territory.

(b) The Principal undertakes to provide all the information necessary for carrying out this Mandate, and in particular the quarterly indicators of the strategic International Suppliers and SMEs and, where applicable, the agreements negotiated in the Territory with the International Suppliers and the SMEs.

(c) The Principal shall refrain from using the information provided by the Proxy through this Mandate (including, in particular, the detailed terms and conditions, the prices and costs of providing the services ordered under agreements with the International Suppliers or SMEs) for any renegotiation with the International Suppliers or SMEs, or from disclosing or communicating this information to any third party, Affiliate, or Passive Partnership company, unless express consent has been obtained from the Proxy.

(d) The Principal undertakes to notify the Proxy at least three (3) months in advance of any event that would lead to the exclusion of a company to which it is bound by the definition of Active Partnership or Passive Partnership company, or by the definition of Affiliate, in the form of a transfer or any other form. The Principal also undertakes to exclude from benefiting from this Mandate, with immediate effect, any company to which it is bound which is excluded from the definition of Active Partnership or Passive Partnership company, or from the definition of Affiliate, unless otherwise expressly agreed by the Parties.

(e) The Principal undertakes to do everything within its power to facilitate the proper provision vis-à-vis the International Suppliers and SMEs of the services sold to them by IRTS (or, where applicable, by Casino International), and to assist the Proxy in doing so.

(f) The Principal undertakes to ensure that its Active Partnerships, Passive Partnerships or Affiliates comply with all provisions of this Mandate, insofar as these companies or Affiliates benefit from this Mandate.

4.2 Undertakings by the Proxy

(a) The Proxy undertakes to allocate the human and material resources necessary for providing the Services, with the aim of providing the best quality of Services possible with optimum turnaround times.

(b) The Proxy undertakes a best endeavour obligation in the performance of its Services under the terms of this Mandate.

(c) The Proxy undertakes to provide, at the Principal’s request, Casino International’s and/or IRTS’ corporate and accounting documents in order to be sent to the authorities of the Territory if it so requests.

5. Term

5.1 Except in the case of early termination under articles 6 and 11 below, the clauses of this Mandate shall enter into force as of 1st January 2008.

5.2 This Mandate shall be automatically renewable by tacit agreement for a new period of one (1) year at the end of each Period or New Period, unless one of the Parties gives notification to the contrary at least three (3) months before the anniversary date of each Period or New Period.

6. Termination

6.1 Each Party shall have the right to terminate this Mandate with immediate effect if:

(a) the other Party does not remedy, to its entire satisfaction, a serious breach of this Mandate within a period of thirty (30) days as of the notification reporting said breach;

(b) an action is filed in order to dissolve or liquidate the other Party; or

(c) the other Party makes a transfer of assets to the debtors, files a petition for bankruptcy, is deemed to be bankrupt or insolvent, or requests the appointment of an administrator or a trustee; or if proceedings are filed against it on the basis of a law or a regulation concerning the restructuring, arrangement, readjustment of debt, the dissolution or court-ordered liquidation.

6.2 Moreover, it is specified that should either of the following events occur, this Mandate shall be terminated ipso jure and without any legal formality after a period of three (3) calendar months, following notification by one of the Parties of its desire to invoke this clause:

(a)         Any change in the Principal’s shareholding which results in a decrease in the Principal’s share capital direct or indirect held by the by the Casino Group.

(b)         Any transfer, in any form whatsoever, directly or indirectly, of the Principal’s share capital or activity to a third party outside of the Casino Group.

6.3.    The Proxy shall have the right to terminate this Mandate without prior notice in the event of dissolution of IRTS’ joint structure, which would take effect on the date of IRTS’ dissolution.

7.              Effects of the termination or failure to tacitly renew the Mandate

7.1 On termination of this Mandate or in the event of failure to tacitly renew this Mandate, the Proxy shall, immediately in the case of termination or on the anniversary date of the Mandate in the case of failure to tacitly renew, stop providing its assistance as set out in this Mandate.

7.2 The Principal shall pay the Proxy the Remuneration due for the Period or for the New Period and the Proxy shall pay the Principal the Payment due for the Period or the New Period, until the date of termination of this Mandate in the case of termination or until the anniversary date of this Mandate in case of failure to tacitly renew. Furthermore, in the case of termination of this Mandate in accordance with article 6.2, the Principal shall compensate the Proxy for all additional costs that may ensue following this termination, or any sums actually incurred by the Proxy for a Service during the course of the Period or New Period during the course of which the termination took place.

7.3 On the date of termination of this Mandate, in the case of termination, or on the anniversary date of this Mandate, in the case of failure to tacitly, the Principal shall return to the Proxy any document in any form that was provided by the latter and which falls within the scope of article 10 with regard to confidentiality.

8. Limitation of liability — Indemnisation

8.1 The Proxy is not liable whatsoever for any event, act or omission in the context of the Services, except for wilful misrepresentation or gross, intentional or inexcusable negligence by the Proxy.

8.2 The Proxy has no liability for the loss of profits and/or losses or indirect damages suffered by the Principal during this Mandate.

8.3 The Principal hereby agrees to indemnify and to hold the Proxy harmless for any liability in the event of any claims or actions brought or recourse taken against it, or in the event of awards for damages or any other orders and expenses (including reasonable legal fees), imposed on the Proxy and which may fall under the scope of articles 8.1 and 8.2 above, or be the consequence of a breach of a provision of this Mandate by the Principal or any Active Partnership or Passive Partnership company or any Affiliate, or any act or omission by these latter under this Mandate.

8.4 The provisions of article 8 hereof shall remain applicable after expiry of this Mandate.

9. Representations and warranties

9.1 The Parties represent and warrant that they have the right to enter into this Mandate and that they do not have any obligations, nor are they a party to any written, oral or tacit agreements, which are incompatible with this Mandate.

9.2 Each Party represents and warrants that on the date of signing this Mandate, this shall constitute a legal, valid and enforceable obligation on its part.

9.3 The Parties represent and warrant that no consent, approval, or authorisation by a government authority or regulatory authority, and no filing, declaration or recording with such an authority, is required in relation to the signing and performance of this Mandate.

10. Confidentiality

10.1 This Mandate, including its appendices, must remain strictly confidential. No Party shall be entitled to disclose to third parties the existence and/or the content of this Mandate without written consent from the other Party.

10.2 Each Party agrees that the information disclosed to it by the other Party in the context of this Mandate constitutes trade secrets, including the financial conditions of previous contracts with the International Suppliers or SMEs, know-how and other information, data, materials, research, developments, inventions, processes, techniques, drawings and models, or any other form of information of a confidential and an exclusive nature (with this Mandate and its appendices, the “Confidential Information”).

10.3 Each Party undertakes (i) to keep secret the Confidential Information disclosed by the other Party; (ii) not to use or exploit the Confidential Information for purposes other than those provided in this Mandate and to disclose or communicate the information only to its authorised personnel; and (iii) to take all necessary measures to protect the confidentiality of said Confidential Information.

10.4 The following types of information, however, are not considered to be Confidential Information: (i) information that is generally accessible to the public and not resulting from a breach of article 10 hereof by the Party receiving this Confidential Information, or (ii) that the recipient Party already knew before being disclosed by the other Party or its representatives, by a person who has legal possession of the information and has no obligation to keep such information confidential.

10.5 On expiry of this Mandate, each Party shall promptly return all Confidential Information in written form (on paper or electronic medium) to the other Party, including any copies in its possession or under its control, or shall destroy any copy saved by this Party and containing Confidential Information, unless otherwise agreed in writing by the other Party.

10.6 The obligations of article 10 hereof shall remain enforceable for a period of two (2) years as of the expiry or termination of this Mandate.

11. Force Majeure

If a Party is prevented or delayed in the execution of this Mandate for any reason beyond its reasonable control (“Event”), for instance by natural disasters, riots, fires, floods, severe and inclement weather conditions, restrictions on or running out of energy sources, inability to procure or a delay in procuring materials or supplies, strikes or other disputes involving the said Party, its subcontractors or suppliers, said Party shall be released from performing the Mandate. This exemption from performance shall last for as long as the Event should continue to prevent or delay the performance of the Mandate. However, if this period should exceed more than thirty (30) days, the Parties shall meet to agree on the conditions for continuing or possibly terminating this Mandate. The Party whose performance hereof is affected by the Event shall notify the other Party, within fifteen (15) days following the occurrence of the Event, of the performance affected and the date on which it estimates it will be able to resume performance of said mandate.

12. Miscellaneous provisions

12.1 Entirety of the Mandate. This Mandate and its appendices constitute the entire agreement between the Parties with regard to the aforementioned object and prevail over any other previous or current agreements entered into between the Parties with regard to the aforementioned object. This Mandate and its appendices may be amended by written agreement signed by both Parties.

The Principal acknowledges that the performance of this Mandate shall be entrusted to IRTS and hereby accepts all of IRTS’ operating rules.

12.2 Non-waiver. Any waiver by one of the Parties of one of its rights under the terms of this Mandate shall be made in writing in order to be valid.

12.3 Law governing the Mandate. This Mandate shall be governed by and interpreted according to Swiss law.

12.4 Arbitration. Any disputes that may result herefrom, arise during the course of this Mandate or in relation to it, and in particular any disputes relating to the validity, interpretation, performance or non-performance, shall be resolved exclusively and definitively by means of arbitration, according to the arbitration rules of the International Chamber of Commerce, by three arbiters appointed in accordance with these Rules. The place of arbitration shall be in Geneva, Switzerland, and the language used in the arbitration procedure shall be French. In accordance with and under the conditions set out in article 23 of the aforementioned Regulation, each Party may petition any judicial authority for interim or protective measures. By this clause, each Party recognises that each arbitration sentence is binding on each of them, undertakes to promptly execute the sentence to be issued, and waives the right to any types of action which it may validly waive, including article 192, paragraph 1, of the Swiss federal law on private international law.

12.5 Notifications. Any notifications and other communications required or authorised under the terms of this Mandate shall be written and issued in person, by fax or by registered or certified mail. They shall be deemed effectively received (i) as from their actual receipt by the Party to be notified, if said notification or other communication is delivered in person or by fax, or (ii) five (5) business days before the filing, stamp fees prepaid to the Party to be notified at the aforementioned address. Each Party may change its address for receipt of said notifications by sending written notification to the other Party according to the procedures indicated above.

Persons to be notified.

For the Proxy:	Casino International, Route de l’Aéroport 29, CH-1215 Geneva 15, Switzerland, to the attention of the Manager

For the Principal:	Cdiscount, 4/6, cours de l’Intendance, 33000 Bordeaux — France, to the attention of Emmanuel Grenier

12.6                      Assignment. Neither Party may assign all or any part of this Mandate, or the rights related hereto, without the other Party’s prior written consent, except in the case of an internal restructuring of the Casino Group. Nevertheless, the Proxy has the right to entrust IRTS with the Performance of this Mandate.

12.7                      Additional undertakings. The Parties undertake to execute any other instruments and to sign any other documents deemed necessary or appropriate in order to render the terms of this Mandate effective.

12.8                        Validity. If one of the clauses of this Mandate is null and void or unenforceable, or deemed as such by a competent court, this shall not have any bearing on the rest of the clauses of this Mandate which shall remain fully enforceable. If the unenforceability or nullity of a clause of this Mandate should substantially affect the legal and/or economic balance of this Mandate, the Parties shall replace it with a legal clause that is as close as possible to the original clause from a legal and economic standpoint.

Moreover, in the case where a court should deem that a clause of this Mandate is excessively wide-ranging with regard to the term, the geographical area, the activity or the object, its scope must be limited so as to make it applicable and compatible with the law in force in the jurisdiction in question.

12.9                      Interpretation. For the interpretation of this Mandate, it is expressly agreed that the Parties have come up with the wording together, and that this Mandate has not been drafted by one Party in particular.

12.10                 Titles and copies. The titles of chapters or articles are indicated as a reference only and shall not affect the interpretation or meaning of this Mandate. This Mandate may be executed in several copies, each one of which shall be deemed an original, but which together shall constitute one and the same instrument.

Signed in [handwritten: Geneva]	[Signature]
On [handwritten: 10 January 2008]	(Principal)

Casino International (Proxy)

(Signature of the Principal preceded by the handwritten endorsement “Approved for mandate”)

(Signature of the Principal preceded by the handwritten endorsement “Approved for acceptance of mandate”)

APPENDIX O

List of Active Partnerships, Passive Partnerships and Affiliates

Discount 24 GmbH & Co. KG

Weidestr. 122c

22083 HAMBURG, Germany

APPENDIX 1

Definition of the Services

Under this Mandate, Casino International plays a role as international negotiator for services contracted by IRTS (and, where applicable, with Casino International) with the International Suppliers and the SMEs, and negotiated on behalf of the Principal which ensures their performance. Casino International, via IRTS, is capable, as an international service company, of representing several hypermarket and supermarket chains, as well as those of other formats, particularly those located in Europe, South America and Asia. As an international service company, it can also provide advantages for both International Suppliers and SMEs.

As part of this role as international negotiator, Casino International, through IRTS, is responsible for:

•    Selling the Principal’s commercial conditions capacity to International Suppliers and SMEs such as operations and marketing studies, international business action plans, the supply of databases, coordination of international negotiations and assistance with the growth of SMEs (including the development of access to the Principal’s networks of sales outlets and settlement of local disputes).

•             Advising the Principal through:

•                  organising international synergies, market studies or other types of studies, and trade committees.

•                  centralisation of the local sales conditions of all the principals of Casino International, subject to the confidentiality clauses stipulated in article 10 of this Mandate.

•             Collection on behalf of the Principal of the remuneration for commercial conditions services and payment to the Principal.

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APPENDIX 2

Percentage

•             The percentage of annual fees and costs that must be reimbursed by the Principal to the Proxy amounts to the percentage of the services provided by the Principal of the total amount of the sums collected by IRTS (or, where applicable, by Casino International) from the International Suppliers and SME for one year of negotiation.

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